AMENDMENT TO FUND PARTICIPATION AGREEMENT BETWEEN

DELAWARE VIP TRUST, DELAWARE MANAGEMENT COMPANY, DELAWARE

DISTRIBUTORS, L.P., IVY VARIABLE INSURANCE PORTFOLIOS,

AND

TIAA-CREF LIFE INSURANCE COMPANY

This Amendment is made this 9th day of April 2024, by and between Delaware VIP Trust, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Adviser”), Delaware Distributors, L.P. (the “Distributor”), Ivy Variable Insurance Portfolios, and TIAA- CREF Life Insurance Company (“Company”).

WHEREAS, Delaware VIP Trust, Adviser, Distributor and Company entered into a Fund Participation Agreement dated May 2, 2006, as amended (the “Agreement”); and

WHEREAS, in 2021, the Adviser became the investment adviser for Ivy Variable Insurance Portfolios; and

WHEREAS, Ivy Variable Insurance Portfolios engages in business as an open-end diversified, management investment company and was established for the purpose of serving as the investment vehicle for Variable Insurance Products to be offered by Participating Insurance Companies; and

WHEREAS, beneficial interests in Ivy Variable Insurance Portfolios are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, Ivy Variable Insurance Portfolios is registered as an open-end management investment company under the 1940 Act and shares of its Funds are registered under the 1933 Act; and

WHEREAS, the parties desire to amend the Agreement to include Ivy Variable Insurance Portfolios as a party to the Agreement on the same terms, and subject to the same conditions, as Delaware VIP Trust, in order to allow for the Company to purchase shares of the various series of Ivy Variable Insurance Portfolios on behalf of the Separate Accounts to fund the Contracts in substantially the same manner as the Company purchases shares of the various series of Delaware VIP Trust pursuant to the Agreement, and Ivy Variable Insurance Portfolios is authorized to sell such shares to unit investment trusts, such as the Separate Accounts, at net asset value.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.

Ivy Variable Insurance Portfolios is hereby added as a party to the Agreement, as amended hereby, on the same terms, and subject to the same conditions, as Delaware VIP Trust. All references in the Agreement to the “Trust” shall be interpreted to include separate references to Delaware VIP Trust and Ivy Variable Insurance Portfolios each in their individual capacity and not jointly. The Parties agree that any obligations applicable to a Trust under the Agreement – including, without limitation, any obligation a Trust may have to provide any indemnification, bear any cost, or make any payment – shall apply to Delaware VIP Trust and Ivy Variable Insurance Portfolios severally and shall not apply to Delaware VIP Trust and Ivy Variable Insurance Portfolios jointly or jointly and severally.

2.	Article XI – Notices shall be deleted in its entirety and replaced with:

Any notice will be deemed duly given when sent by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties. All notices will be deemed given three (3) business days after the date received or rejected by the address:

If to the Company:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Attn: Senior Counsel

If to Delaware VIP Trust/Ivy Variable Insurance Portfolios:

Delaware VIP Trust/Ivy Variable Insurance Portfolios

100 Independence

610 Market Street

Philadelphia, PA 19106

IntermediaryContracts@Macquarie.com

If to the Adviser:

Delaware Management Company

100 Independence

610 Market Street

Philadelphia, PA 19106

IntermediaryContracts@Macquarie.com

If to the Distributor:

Delaware Distributors, L.P.

100 Independence

610 Market Street

Philadelphia, PA 19106

IntermediaryContracts@Macquarie.com

3.	Schedule B to the Agreement shall be deleted in its entirety and replaced with the new Schedule B, attached hereto.

Terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement. Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

TIAA-CREF LIFE INSURANCE COMPANY		DELAWARE VIP TRUST

By:		By:
Name:	Scott Matheson	Name:	Daniel Geatens
Title:	Director	Title:	Senior Vice President – Division Director

IVY VARIABLE INSURANCE PORTFOLIOS

By:
		Name:	Daniel Geatens
		Title:	Senior Vice President – Division Director

DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust

By:
		Name:	Susan Natalini
		Title:	Senior Vice President – Division Director

DELAWARE DISTRIBUTORS, L.P.

By:
		Name:	Christopher J. Calhoun
		Title:	Senior Vice President – Division Director

PARTICIPATION AGREEMENT

SCHEDULE B

In accordance with the provisions of the Agreement, the Separate Account(s) shown on Schedule A may invest in the Standard Class (or Class I, as applicable) shares of any Fund currently offered, or that may in the future be offered, by Delaware VIP Trust or Ivy Variable Insurance Portfolios.

Upon request, the Adviser shall provide to the Company an updated list of currently available Funds available for investment by the Separate Account(s).

Nothing in this Schedule B shall be interpreted to limit or otherwise interfere with a Fund’s ability to reject any purchase order as described in its prospectus.